HEALTHCARE ACQUISITIONS CORP.
                              2116 Financial Center
                                666 Walnut Street
                             Des Moines, Iowa  50309




                                                    August 2, 2007

Riverview Group LLC




Dear Sirs,

         This letter shall serve to confirm the agreement of Healthcare Acquisition Corp. ("HAQ") to provide to Riverview Group LLC registration rights with regard to shares of the common stock of Healthcare Acquisition Corp. acquired by Riverview Group from stockholders of PharmAthene, Inc. ("PharmAthene") in connection with the proposed merger of HAQ and PharmAthene which rights shall be upon substantially the same terms as provided to the stockholders of PharmAthene under the terms of the Agreement and Plan of Merger, dated as of January 19, 2007, among PharmAthene, HAQ and HAQ's wholly-owned subsidiary, PAI Acquisition Corp.




                                       Very truly yours,

                                       HEALTHCARE ACQUISITION CORP.



                                       By: /s/ Matthew P. Kinley
                                          --------------------------
                                          Matthew P. Kinley
                                          President